Exhibit 99.1

[FINANCIAL RELATIONS BOARD LOGO]


                                   [news logo]

                                        RE: LEXINGTON CORPORATE PROPERTIES TRUST
                                                                  ONE PENN PLAZA
                                                                      SUITE 4015
                                                              NEW YORK, NY 10119

FOR FURTHER INFORMATION:

AT THE COMPANY:                       AT FINANCIAL RELATIONS BOARD:
Patrick Carroll                       Diane Hettwer              Tim Grace
Chief Financial Officer               Analyst Inquiries          Media Inquiries
(212) 692-7200                        (312) 640-6760             (312) 640-6667

FOR IMMEDIATE RELEASE
MONDAY, OCTOBER 4, 2004

                  LEXINGTON CORPORATE PROPERTIES TRUST EXPANDS
                   JOINT VENTURE WITH CLARION PROPERTIES FUND

New York, NY - October 4, 2004 - Lexington Corporate Properties Trust (NYSE:LXP), a real estate investment trust ("Lexington"), today announced that it has expanded its joint venture program (the "Joint Venture") with Clarion Lion Properties Fund, LLC ("Lion Fund") which invests in single-tenant net-leased real estate throughout the United States. Lexington and the Lion Fund plan to contribute an additional $25.7 million and $60 million, respectively, to the Joint Venture. The new commitments bring the total equity committed to the Joint Venture to $185.7 million and increase its acquisition capacity by approximately $210 million, assuming 60% mortgage financing.

Comments From Management

E. Robert Roskind, Chairman of Lexington, commented, "We are very pleased that our net-lease investment strategy continues to receive strong institutional endorsement. We believe that our joint venture strategy helps us create shareholder value, enhance our portfolio diversification, increase our acquisition volume and generate higher returns on equity. Our relationship with ING Clarion has proven to be mutually beneficial, and this increased commitment level is a testament to our combined success."

About Lexington

Lexington Corporate Properties Trust is a real estate investment trust that owns and manages office, industrial and retail properties net leased to major corporations throughout the United States. Lexington also provides investment advisory and asset management services to investors in the net lease area. Lexington common shares closed Monday, October 4, 2004 at $22.24 per share. Lexington pays an annualized dividend of $1.40 per share. Additional information about Lexington is available at www.lxp.com.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in Lexington's periodic filings with the Securities and Exchange Commission.


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